Exhibit 99.2

FISCAL 2015 FOURTH QUARTER CONFERENCE CALL TRANSCRIPT

August 24, 2015 / 05:00 PM EDT

On August 24, 2015, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2015 fourth quarter, ended June 30, 2015. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. — VP of IR

Susan DeVore Premier, Inc. — President & CEO

Mike Alkire Premier, Inc. — COO

Craig McKasson Premier, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Ryan Daniels William Blair & Company — Analyst

Lisa Gill JPMorgan — Analyst

Elizabeth Blake BofA Merrill Lynch — Analyst

Jamie Stockton Wells Fargo Securities — Analyst

Nicholas Jansen Raymond James — Analyst

Donald Hooker KeyBanc Capital Markets — Analyst

Elizabeth Anderson Evercore — Analyst

Allen Lutz Citigroup — Analyst

Richard Close Canaccord Genuity — Analyst

Gene Mannheimer Topeka Capital Markets, LLC — Analyst

PRESENTATION

Operator

Good day, and welcome to the Premier, Inc. fourth-quarter and full-year fiscal 2015 financial results and update.

(Operator Instructions)

It is now my pleasure to introduce your host, Jim Storey. Please begin.

Jim Storey - Premier, Inc. - VP of IR

Thank you, Joe. And welcome everyone, to Premier Inc.’s fiscal 2015 fourth quarter and full year conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review Premier’s financial and operating accomplishments for the quarter and for the year, and discuss the assumptions surrounding our financial guidance for fiscal 2016.

PREMIER, INC.

Fiscal 2015 Fourth Quarter Conference Call Transcript

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today.

These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K, and we encourage you to review these detailed safe harbor and risk factor disclosures. Please also note that where appropriate, we will refer to non-GAAP financial measures to evaluate our business.

During this discussion, we also will be comparing fiscal 2015 full-year results with last year on a non-GAAP pro forma basis, since our company had not completed its reorganization and IPO until after last year’s first quarter. Comparisons made in accordance with GAAP do not reflect the impact of the reorganization and IPO, and therefore, management believes they do not provide the most meaningful year-over-year comparisons.

Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our Form 8-K filing with the SEC, which we expect to file soon. Now, let me turn the call over to Susan DeVore.

Susan DeVore - Premier, Inc. - President & CEO

Thanks, Jim, and hi everyone. I’m going to kick off today’s call with a high-level review of our full-year performance, and briefly discuss the fundamental shifts occurring in our industry, that we expect will continue to transform healthcare delivery for years to come.

We believe Premier has a unique opportunity to lead health systems through this shifting landscape, driving value for our members and our stockholders. Mike will then review our growth, and also spotlight how we have successfully integrated acquisitions into our businesses over the past year. And Craig will walk you through our fourth-quarter financials in more detail. And he’ll discuss the assumptions behind our fiscal 2016 double-digit organic growth expectations, which we expect will be additionally strengthened by contributions from our recent acquisitions.

So let’s begin. I’m very pleased to report that fiscal 2015 was another very strong growth year for Premier, both financially and operationally. We further enhanced Premier’s value proposition to our member health systems, and in the process, grew consolidated revenue and adjusted EBITDA at the double-digit annualized pace that we targeted two years ago when we went public. And we further enhanced that growth rate with acquisitions.

Looking at the year’s results, consolidated revenue increased 16%, adjusted EBITDA climbed 12%, and adjusted fully-distributed earnings per share rose 10% from fiscal 2014 non-GAAP pro forma results. Among the year’s numerous achievements, we added new customers, ending the year with approximately 3,600 hospitals and 120,000 other providers, an increase of 610,000 respectively from a year ago. We attained a 99% retention rate in our group purchasing business, and a 94% SaaS-based institutional renewal rate in performance services.

We exceeded $1 billion in revenue, on which we generated an adjusted EBITDA margin of 39%. We grew and refined our existing businesses, and we introduced new offerings across our supply chain and performance services segments.

In supply chain, we experienced strong growth in net administrative fees revenue, as well as in products revenue. We ended fiscal 2015 with approximately $44 billion in supply chain spend through our GPO contracts, an increase of approximately 7% from a year ago.

In performance services, we expanded and enhanced our PremierConnect platform. We introduced PremierConnect Supply Chain, our innovative SaaS-based procurement solution. We launched the industry’s first quality cycle management system, as part of PremierConnect Quality. And in our PremierConnect Population Health domain, we introduced Community Focus, a SaaS-based solution that helps health systems acquire, integrate and manage community-level health data.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

We also continued to expand our PremierConnect Enterprise engagements. We experienced strong growth in our bundled payment collaborative. And with the recently-announced oncology and mandatory joint replacement bundled payment programs, we expect continued growth in this area.

We successfully integrated acquisitions made during the fiscal year, TheraDoc and Aperek. And we searched diligently but patiently to deploy our capital in areas where Premier can further enhance our value proposition to members, while at the same time, providing new sources of revenue for Premier, and long-term growth and value for our stockholders.

We believe our diligence paid off, evidenced in the two recently-completed acquisitions, where we put $465 million of our capital to work. We’re thrilled to have these companies as part of the Premier family.

First is CECity, a leader in performance management and improvement, pay-for-value reporting, and education for healthcare professionals in ambulatory settings. Combining with CECity gives us the ability to provide unique end-to-end solutions that span the entire continuum of care, supporting providers as they move toward alternative payment models.

Second is Healthcare Insights, an integrated financial management software company that provides budgeting, forecasting, labor productivity, and cost analytics capabilities. In light of the growing movement to value-based payments such as bundling, shared savings and risk-based contracting, we expect Healthcare Insights will enable us to offer a more comprehensive analytic solution to our existing cost and quality applications, including our enterprise resource planning solution.

Over the past several months, the Obama administration has moved aggressively to implement the payment and delivery reforms of the Affordable Care Act. Earlier this year, the US Department of Health and Human Services launched an initiative that aims to move 50% of Medicare payments to alternative payment models by 2018. This was followed in short order by sweeping physician payment reform legislation that fundamentally changes the way physicians are paid, and that carries long-term implications for healthcare providers. And in just the last two months, CMS has announced sweeping new options for accountable care organizations, as well as plans to introduce a mandatory bundled payment program for joint replacements.

Overall, we expect these developments will provide new opportunities for our data, advisory, supply chain, and collaborative services. And we believe our ability to deliver integrated solutions will be enhanced by the additional and complementary capabilities provided by CECity and Healthcare Insights.

Let me add that we remain active on the acquisition front. We have the financial capacity and the appetite to continue to seek out new and innovative companies that can further enhance our value proposition, and contribute to our long-term strategic goals and stockholder value.

When I look at all the industry opportunities ahead, I see Premier as a provider-led healthcare solutions company, uniquely positioned to lead our members in this increasingly complex environment. We move forward on a record of strong financial growth, built on a foundation of trusted and expanding member relationships, which we’ve leveraged into a unique and comprehensive offering that we believe is unmatched in the marketplace.

With our second fiscal year as a public company behind us, our plan for fiscal 2016 is to continue to build on our track record of year-over-year double-digit revenue and double-digit adjusted EBITDA growth, by serving our members extremely well. It is important to recognize that Premier was developed and remains majority-owned by healthcare provider systems. We develop our solutions in close collaboration with our provider members.

And over the long run, we expect that this provider-centric co-innovative alignment will continue to drive demand for our solutions, continue to drive strong financial performance, and continue to drive long-term growth for our stockholders. With that, let me turn the call now over to Mike Alkire, our Chief Operating Officer.

Mike Alkire - Premier, Inc. - COO

Thanks, Susan, and welcome, everyone, to our conference call.

PREMIER, INC.

Fiscal 2015 Fourth Quarter Conference Call Transcript

Looking at our operations, we have delivered a solid fourth quarter, capping an exceptional year of accomplishments across our supply chain and performance services businesses. I want to echo Susan’s remarks that we believe this growth reflects both our understanding of where the market is headed, and the trusted relationships we have earned with our members.

This year’s performance also reflects the strong integrated platform we have built over the years, a platform that offers comprehensive solutions to help our members (a) reduce costs, (b) improve quality and safety, and (c) succeed as healthcare moves to value-based population health. Ours is a holistic platform, and we think it really differentiates Premier in the marketplace.

We’ve built and acquired capabilities to strengthen our platform of solutions. I want to start by discussing how we are executing against our growth strategy.

During our fourth quarter, more health systems signed on to use our PremierConnect Supply Chain offering. As Susan noted, we also introduced community focus as part of our PremierConnect Population Health offering, and Premier Quality Cycle Management, which is designed to predict the financial impact of federal payment programs to health systems based on performance measures, including clinical outcomes. We believe this is a first of its kind offering, and given the provider reimbursement changes Susan just mentioned, it’s very timely for our health systems.

Now, I’d like to look at new and expanding business relationships. Vancouver, Washington-based PeaceHealth recently signed on for PremierConnect Enterprise. PeaceHealth has approximately 16,000 caregivers, a multi-specialty medical group practice with more than 800 physicians and providers, and 10 medical centers, serving both urban and rural communities throughout the Northwest. We are deploying PremierConnect Enterprise to deliver integrated clinical, operational and financial data capabilities.

We also recently expanded our relationship with Rochester Regional Health, a large integrated health services organization consisting of five hospitals and more than 100 affiliated locations in Western New York. Rochester Regional Health extended our GPO contract through June 2020, and added several PremierConnect solutions, including PremierConnect Quality, PremierConnect Safety, PremierConnect Supply Chain, and is also participating in our Quest and population health performance improvement collaboratives.

Mercy Health, with 23 hospitals and more than 450 locations across Ohio and Kentucky, also extended and expanded its long-standing relationship with Premier by extending several contracts including PremierConnect Enterprise, Quality, Operations and Advisory Services. Mercy also added our specialty pharmacy services, and extended its GPO participation agreement for an additional five years.

Among our other recent wins, the National Rural Health Association signed a five year GPO agreement for Premier to serve as the association’s exclusive GPO partner. And finally, the University of Tennessee Medical Center extended its agreement with Premier through 2020 to continue using both our GPO and performance services, including PremierConnect Quality, PremierConnect Safety, and PremierConnect Operations.

As you know, our growth strategy also includes acquiring companies that strategically align with our cost, quality, safety, and population health objectives, while at the same time, enabling accelerated growth. I want to review the progress we have made integrating the two companies we acquired early in 2015, TheraDoc and Aperek. So just about a year ago, we acquired TheraDoc, a clinical surveillance software platform that helps identify possible hospital-acquired conditions in real-time, and it also aids in optimizing drug therapies for patients.

We are excited to report that the integration of TheraDoc into our PremierConnect Safety domain has gone exceptionally well. We are actively working with our members to migrate those legacy subscribers to our new platform, and we expect it to produce even greater future growth. In fact, fiscal 2015 represented the single biggest year for new sales bookings for PremierConnect Safety.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

One area of strong demand has been the alarming issue of antibiotic-resistant bacteria. As we spotlighted in June, antimicrobial resistance is arguably the Federal government’s highest-priority clinical focus area, with President Obama announcing a national strategy to combat antibiotic-resistant bacteria earlier this year.

Many organizations today are employing PremierConnect Safety for real-time therapeutic alerts and embedded clinical intelligence, to improve antibiotic usage. Overall, PremierConnect Safety, which has been recognized by the industry research firm KLAS as the number one clinical physician support software, contributed strongly to revenues and earnings growth in fiscal 2015, and we expect it to be a strong contributor again in fiscal 2016.

A quick update on Aperek. Since Aperek’s acquisition, we have secured three large full-suite deals, including a replacement of existing ERP systems, and have sold a number of add-on modules that include custom contracting and catalog management.

Aperek has also become a critical component in our PremierConnect Supply Chain offering. Powered in part through Aperek’s capabilities, PremierConnect Supply Chain provides an end-to-end ERP solution, which just received high marks from KLAS. With the recent acquisition of Healthcare Insights, ranked number one by KLAS and Budgeting Solutions, we are positioned to further strengthen PremierConnect Supply Chain.

CECity is our largest acquisition to date. We announced it earlier this month, and closed the deal last week, and we’re very excited about this company. In CECity, we found a partner with very complementary capabilities, which we expect will allow us to seamlessly extend our performance improvement and analytics platform into the ambulatory market.

CECity’s scaled ambulatory footprint, combined with our scaled acute inpatient and outpatient capabilities, will create a unique offering that allows our members to measure their overall clinical performance across the continuum of care. This is a capability that we think is extremely difficult to achieve for our health systems, and clearly differentiates Premier in the market. CECity serves more than 1.2 million individual healthcare professionals, more than 5,000 individual practices, and more than 100 professional societies, quality improvement organizations, and certified boards.

So to sum it up, we have successfully achieved organic growth within our business, adding new capabilities to our PremierConnect platform, expanding our relationship with existing members and adding new ones. We have successfully integrated our fiscal 2015 acquisitions, and we have just acquired two additional companies to help us better serve our members and drive future business growth. We look forward to an exciting year.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson - Premier, Inc. - CFO

Thanks, Mike. I want to reiterate Susan and Mike’s comments, that we are extremely pleased with our results for the fourth quarter and fiscal year, and believe we are very well-positioned as we move into fiscal 2016.

Our highly-diversified model enabled us to deliver a 16% year-over-year increase in net revenue, a 12% increase in adjusted EBITDA, and a 10% increase in adjusted fully-distributed earnings per share. We generated significant operating and free cash flow, and we completed the fiscal year with a 39% consolidated adjusted EBITDA margin.

Now let’s review the fourth quarter in more detail. Consolidated net revenues of $266.6 million increased 13% from a year ago. These results are comprised of $196.2 million in net revenue from our supply chain services business segment, up 14% year-over-year, and $70.3 million in revenue from performance services, up 12% over the prior year. The 14% revenue growth in supply chain services exceeded our expectations, and was driven by our core GPO business, where net administrative fees revenue increased 8%.

This strong year-over-year growth was largely driven by contract penetration in both acute and alternate site members, the continuing impact of the recruitment and conversion of new members, and increased patient utilization trends from a year ago. We are especially pleased with our strong GPO performance, considering the previously-discussed pull-forward of net administrative fees into the third quarter, which resulted from earlier than anticipated vendor reporting.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Our direct sourcing and specialty pharmacy product businesses combined to produce 23% top line growth in the quarter from a year ago. Both businesses benefited from ongoing expansion of member support. Our direct sourcing revenue growth was fueled by demand for high-quality products at a reduced cost. And our specialty pharmacy business continued to gain momentum, driven by increased member participation, and expanding product usage, including hepatitis C and oncology therapies.

In performance services, the 12% revenue increase was in line with our expectations and resulted from continued growth of our PremierConnect SaaS-based subscriptions and renewals, which account for approximately 60% of total segment revenue. PremierConnect Safety, PremierConnect Supply Chain, and PremierConnect Enterprise all continued to drive revenue growth in the quarter, complemented by the integration of TheraDoc and Aperek.

Our advisory services and performance improvement collaborative businesses, which account for the remaining 40% of performance service’s revenue, delivered growth in our population health and physician preference related engagements. As we expected and previously discussed, the fourth quarter was impacted by the conclusion of the government’s Partnership for Patients program, and the repositioning of our applied research business.

Consolidated adjusted EBITDA of $100.1 million for the quarter represents a 7% increase from a year ago, with supply chain services increasing 7%, and performance services up 15%. The increase in supply chain services’ adjusted EBITDA reflects the strong growth in net administrative fees, partially offset by industry factors impacting gross margin in our products businesses. As you know, the largest piece of our products business is specialty pharmacy, which has benefited from the introduction of new Hepatitis C therapies. These are high-cost therapies and as you’d expect, the business is experiencing some margin compression due to payer reimbursement levels on these drugs.

With respect to direct sourcing, we have certain contracts with pricing specifically tied to commodity indices that adjust quarterly, and are based on pricing data that can lag by a couple of quarters. In addition, raw material pricing can fluctuate and affect manufacturing cost. As a result, the business did experience some gross margin variability in the quarter. The 15% growth in performance services adjusted EBITDA was primarily the result of new PremierConnect SaaS-based subscription sales, and effective management of operating expenses.

Looking at the bottom line performance, non-GAAP adjusted fully distributed net income totaled $53 million for the quarter, or $0.36 per fully diluted share, compared with $49.4 million, or $0.34 per share last year. We guide to adjusted fully distributed earnings per share as a result of our corporate structure, and the quarterly member-owner share exchange process. This non-GAAP measure calculates income taxes at 40% on pretax income, as though the entire Company is a taxable C-corporation, and assumes that all of the Company’s class A and class B common shares are held by the public, and included in the share count determination.

From a liquidity and balance sheet perspective, cash flow from operations in the quarter increased 37% to $108.5 million, and for the full year, totaled $364.1 million. Cash flow from operations in fiscal 2015 was down slightly from last year, primarily due to the addition of member-owner revenue share, as a result of the reorganization and IPO, effective on October 1, 2013. For the fiscal fourth quarter, free cash flow, which we define as cash provided by operating activities, less distributions to limited partners, and purchases of property and equipment, increased 28% to $53.9 million. The high level of free cash flow relative to adjusted EBITDA in the fourth quarter is largely attributable to the strong performance in our supply chain services segment.

At June 30, 2015, our cash, cash equivalents, and short and long-term marketable securities totaled approximately $561.9 million, and we ended the year with no outstanding borrowings on our five-year $750 million revolving credit facility. Subsequent to fiscal year-end, we did spend approximately $315 million in cash, and used approximately $150 million of our credit facility to fund the acquisitions of Healthcare Insights, which closed on July 31, and CECity, which closed on August 20.

Now let’s turn to our expectations for fiscal 2016. We are introducing fiscal 2016 full-year guidance that reflects current expectations of net revenue, adjusted EBITDA, and adjusted fully-distributed earnings per share growth. Our guidance depends on certain key assumptions in each segment, and contemplates double-digit percentage gains in organic consolidated net revenue and adjusted EBITDA, as well as contributions from our recent CECity and Healthcare Insights acquisitions.

PREMIER, INC.

Fiscal 2015 Fourth Quarter Conference Call Transcript

Our fiscal 2016 full-year guidance is as follows: Supply chain services segment revenue of $792 million to $813 million, reflecting growth of 7% to 10% over fiscal 2015. Performance services segment revenue of $346 million to $355 million, reflecting growth of 29% to 32% over the prior year. Together, these produce consolidated net revenue of $1.14 billion to $1.17 billion, representing a gain of 13% to 16% over the prior year.

We expect non-GAAP adjusted EBITDA to be in the range of $425 million to $444 million, reflecting an increase of 8% to 13% from prior-year non-GAAP adjusted EBITDA. And non-GAAP adjusted fully-distributed earnings per share is estimated at $1.54 to $1.62, up 8% to 13% over prior-year results.

This guidance is based on key assumptions and expectations, as follows. In supply chain services, our revenue guidance anticipates mid-single digit percentage growth in net administrative fees revenue, driven by new member growth, increasing penetration of existing members’ acute and non-acute supply chain spend, and the continuation of our historically high GPO retention rates. Given the growth trend in net administrative fees revenue in fiscal 2015, we would expect slightly stronger year-over-year growth in the first quarter, and then a balancing out of that growth as the year progresses.

Our guidance also incorporates the approximately $4 million impact to net administrative fees revenue in the second half of the fiscal year, as a result of the transition of the Vanguard portion of Tenet’s GPO business in 2016. Our guidance also assumes 16% to 19% revenue growth in our direct sourcing and specialty pharmacy product businesses, which is in line with our longer-term growth expectations, as these businesses continue to mature.

In the performance services segment, our revenue guidance range assumes revenue growth driven by integrated offerings of the Company’s SaaS-based products, growth in advisory services and performance improvement collaboratives, as well as the continuation of our historically high SaaS-based institutional rates, and includes contributions from our recent acquisitions.

While we don’t plan to break out CECity or Healthcare Insights’ performance separately from our performance services segment outlook on an ongoing basis, I will note that our fiscal 2016 guidance assumes approximately $30 million to $35 million in revenue, and $7 million to $9 million in adjusted EBITDA from these two acquisitions. We expect the level of revenue contribution from CECity and Healthcare Insights to be fairly nominal in the first quarter, given the timing of the acquisitions, and to have some positive variability in the third quarter, as a result of regulatory physician reporting deadlines.

And we anticipate that contributions from these acquisitions will accelerate in fiscal 2017, as we integrate CECity and Healthcare Insights into our PremierConnect platform, and leverage our membership to scale these businesses. Excluding contributions from these acquisitions, our performance services segment is targeted to continue to grow at double-digit levels, as we had previously indicated in the Company’s growth expectations.

I would also like to note that our guidance does not include contributions from any significant future acquisitions that may occur during fiscal 2016. In developing our guidance, we also factored in that approximately $1 billion in estimated revenue is available under contract for fiscal 2016, prior to contributions from our recent acquisitions. This represents more than 85% of our revenue guidance range, and is based on our high GPO retention and SaaS institutional renewal rates.

While we provide annual financial guidance, I will remind you that our quarter-to-quarter performance trend can at times be impacted by a number of factors. While our business does not generally experience significant seasonality, we do have modest historic variability in quarterly GPO performance due to seasonal purchasing patterns, or the timing of vendor reporting.

In addition, our advisory services component of our performance services segment is primarily comprised of project-based consultative arrangements, where revenue recognition can be subject to periodic variability. Finally, our guidance contemplates capital expenditures of approximately $83 million for the year, representing approximately 7% of total net

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Fiscal 2015 Fourth Quarter Conference Call Transcript

revenue, and an adjusted EBITDA margin of approximately 37% to 38% of net revenue, as a result of existing business mix shift, and the impact of the recently-announced acquisitions. Our adjusted fully-distributed net income calculation continues to reflect an effective tax rate of 40%.

I would like to conclude my prepared remarks with a brief update on our quarterly exchange process. As we have previously discussed, our company is currently owned approximately 26% by the public, and 74% by our member health systems.

Each year on October 31, through the year 2020, 1/7 of our member-owner health systems’ partnership equity becomes eligible to exchange into Class A common shares of Premier, Inc., with quarterly exchanges occurring throughout the year. For the July 31 exchange that recently took place, two members exchanged approximately 91,000 shares.

The upcoming October 31 exchange process is now underway. The notice to exchange period ended with 38 of our 176 member health systems submitting indications to exchange a potential amount of 6.2 million shares out of 26.6 million cumulative shares available for exchange. The 6.2 million shares indicated for exchange represent the maximum number that can be exchanged on October 31. However, as part of the process, the indicated shares can still be retracted or purchased by other member-owner health systems through the right of first refusal process, prior to the exchange at the end of October.

While we expect this latest exchange to create additional liquidity in the market, we also believe the level of potential exchange demonstrates the collective commitment of our member health systems to Premier and its long-term strategy. With that, let me turn the call back over to Susan.

Susan DeVore - Premier, Inc. - President & CEO

Thank you, Mike and Craig. Joe, we’re ready to open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question is coming from Ryan Daniels.

Ryan Daniels - William Blair & Company - Analyst

Thanks for taking the questions, and all the color. Let me ask one on CECity. Given all the data aggregation and benchmarking they perform to clients, is that a solution that you can leverage the data you’re already capturing through some of your programs or your collaboratives, or will that stay pure, if you will, to the quality reporting-type data like PQRS that you discussed earlier?

Susan DeVore - Premier, Inc. - President & CEO

Well, I would say, and I’ll turn it over to Mike if he has additional comments, but our strategic intent absolutely is to combine what we have and what they have, and use it for lots of purposes. PQRS, or the physician quality reporting, is one, but they also today and we also today actually have the opportunity to have some of that information used for research purposes, with other companies.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

It also allows us to have integrated acute care outpatient and ambulatory data for value-based purchasing, for risk-based shared savings, for bundled payments. And so we fully intend that this combination of data capabilities between our two companies will allows us to do a lot of the things that CMS is contemplating longer term, in terms of how health systems and providers are paid.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Ryan Daniels - William Blair & Company - Analyst

Okay. That’s very helpful.

And then another, big picture question for you. You’ve done a lot of work helping providers prepare to bear for more financial risk in value-based purchasing. We’re also seeing a lot of providers actually launch Medicare Advantage plans or entertain the loss of exchange-based plans. So I’m curious if you’ve thought more about the provision of TPA type services or collaboratives regarding running provider-owned plans. Is that something that’s on the blueprint or agenda as we look forward?

Susan DeVore - Premier, Inc. - President & CEO

We do think about it a lot, Ryan. We have over 60 or 70 provider-sponsored health plans that are a part of Premier members today, so there are a lot of Medicare Advantage programs, Medicaid programs, exchange programs. And in our full suite of population health capabilities, our data capabilities, our partnership with Phytel, our partnership with Verisk and Milliman, we also — it is one of those areas for capital deployment that we continue to look at, both TPA services, as well as other population health capabilities.

Ryan Daniels - William Blair & Company - Analyst

Okay. Great.

Then one quick one, I’ll hop off, for Craig. You mentioned the weakness or the slowdown, not the weakness, in performance services, given the Partnership for Patients, but I know there was a one-year extension proposed there too. Any update there? Number two, how is that incorporated into your guidance going forward?

Thanks.

Craig McKasson - Premier, Inc. - CFO

Sure.

We have not yet heard regarding the one-year extension of the Partnership for Patients contract. The government’s still in the evaluation process there, and we will notify, as soon as we’re made aware. As a result of that, we have not factored any performance from a Partnership for Patients extension into our fiscal 2016 guidance.

Ryan Daniels - William Blair & Company - Analyst

Okay. Perfect. Thanks for all the color.

Operator

Thank you. Our next question is coming from Lisa Gill.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Lisa Gill - JPMorgan - Analyst

Good afternoon, everyone.

Just a couple of questions on my side. First, Susan, on the GPO wins, I’m just wondering if there was anything notable to changes in contracts. I think you talked about two of the larger ones, being Mercy and Rochester being five-year renewals, but obviously with a 99% retention, you’ve had a good retention rate. Maybe could you talk about if there’s been any changes at all around contracting, or what people are looking for in their GPO relationship?

Susan DeVore - Premier, Inc. - President & CEO

There hasn’t been a change in the GPO relationships, Lisa, so it’s just a continuation of the existing GPO relationships for a longer term. But it included the addition of additional either facilities or services in some of our other PremierConnect platform domains. So no change in the GPO relationship.

Lisa Gill - JPMorgan - Analyst

And then I know I think I ask this almost every quarter but, Susan, just that opportunity from a cross-sell perspective, can you talk about what you saw this year? Just in your ability to cross-sell your services into your existing customers, and adding to what Ryan was asking about, we continue to hear about hospitals and other providers taking on risk, and your ability to be able to help those through Population Health and other tools. If you could maybe just give us that white space opportunity of where are we, and the ongoing opportunity that you have with your existing customer base, that would be great.

Susan DeVore - Premier, Inc. - President & CEO

So I would say, and I’ll let Craig give a little bit of color on the cross-selling, I would say, we see a lot of things. One, we see a continuing cross-sell and increase in the contract penetration. So the usage of contracts. We also continue to see all-in relationships with new members and existing members, where we’re cross-selling new services, both on the supply chain side, and the performance services side.

And our collaboratives have seen significant growth this year. The ACO collaborative, as well as the bundled payment collaborative, with all of the things coming down the pike for CMS. And so the collaboratives for us allow us to have members join other members, and that typically leads to, and has in 2015 the additional opportunity to sell advisory services or data services or the other collaboratives. So it continues to work the same way that it worked last year, and actually, I think, has picked up steam because of all the announcements coming out of CMS.

I don’t know, Craig, if you want to add any color?

Craig McKasson - Premier, Inc. - CFO

Thanks, Lisa.

The color I would add is from a cross-selling, and importantly, from an up-selling perspective, we had a lot of member organizations across Premier that expanded their relationship with the Company during the year. While we’re not disclosing specific results around cross-selling or up-selling today, we do look forward to presenting information at our upcoming Investor Day in October, concerning the performance and improvement in cross-selling and up-selling.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Mike Alkire - Premier, Inc. - COO

And Craig and Susan, if I could just add one other cross-selling success, or couple other cross-selling success. We continue to get great expansion within our SYMMEDRx and our Aperek franchises. Those acquisitions have been playing out very, very well in the market, and we’ve seen really nice expansion of those products into our current customer base.

Lisa Gill - JPMorgan - Analyst

That’s very helpful. Thank you.

Operator

Thank you. Our next question is coming from Elizabeth Blake.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Good evening and thanks for taking my question.

My first question is about CECity. Could you please comment on your prior relationship with that company? And I guess what gives you confidence in the growth rate there? How quickly can we expect this asset to grow?

Susan DeVore - Premier, Inc. - President & CEO

So CECity, we’ve been working with since February, so we have several months now of partnering with CECity, going into accounts together. We’ve looked at our technology road maps, and what the combination of the two road maps look like.

They have a significant growth curve. We have, clearly, a scalable channel. And so, given our success in the integration and scaling of prior acquisitions, along with our deep understanding of their technical capabilities, gives us comfort that the growth rate and the opportunity to combine and to scale to the channel is significant.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Great. That’s helpful.

And then, we’ve seen more activity in the manufacturer-facing world from healthcare analytics players, with news on the tape this evening that Inovalon is expanding further into life sciences. I guess, in that context, could you update us on your research realignment that you announced earlier this year, and what can CECity add to that process?

Susan DeVore - Premier, Inc. - President & CEO

It was clearly a significant part of our strategy with CECity. CECity has a lot of relationships today with life sciences companies, as well as other companies, and we think they are really the deepest and broadest data registry and ambulatory data footprint. So when you combine that with our very deep acute care data, we think it all fits very nicely with the repositioning of our research services, to go after bigger retrospective and prospective research, both for pharma companies, and medical device companies.

I don’t know if Mike -- ?

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Mike Alkire - Premier, Inc. - COO

The only add I’d say on that is it’s, ambulatory footprint really lends itself very well with real world research kinds of activities. So we’ve obviously been in discussions with big pharma, around how could we leverage that capability to help them understand the clinical effectiveness of their therapies. So we’re really looking forward to going to market jointly. As Susan said, they’ve got some wonderful relationships already, as do we, with big pharma and the use of data and data analytics.

Keith, did you have any other builds? Okay.

Susan DeVore - Premier, Inc. - President & CEO

Does that help, Elizabeth?

Elizabeth Blake - BofA Merrill Lynch - Analyst

Yes. Thank you very much.

Operator

Thank you. Our next question is coming from Jamie Stockton.

Jamie Stockton - Wells Fargo Securities - Analyst

Thanks for taking my questions.

The first one, Craig, the contribution from the acquisitions within guidance, I assume that there is a purchase accounting headwind for revenue, but you’re not assuming that for EBITDA. Is that correct?

Craig McKasson - Premier, Inc. - CFO

That’s correct. Although it’s not as significant as last year, when we had the TheraDoc acquisition and the impact of that, the purchase accounting adjustment.

Jamie Stockton - Wells Fargo Securities - Analyst

Is there a ballpark that we should be thinking about?

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

It’s a few million dollars.

Jamie Stockton - Wells Fargo Securities - Analyst

A few million. Okay, that’s great.

Craig McKasson - Premier, Inc. - CFO

Yes.

Jamie Stockton - Wells Fargo Securities - Analyst

And then just on the GPO business, because it sounds like things continue to go well there, is there one area that you would point to, whether it’s share gains or penetration in ambulatory, that is really incrementally driving the growth of that business? I know that temptation is to just say it’s evenly spread, but as we think about what is helping you continue to grow that business, is there something that really stands out in your minds?

Susan DeVore - Premier, Inc. - President & CEO

So Jamie, it’s really three things. The first one continues to be the strong contract penetration. We actually, as we have described before, look at our portfolio by category, and for the year every category has experienced higher contract penetration than last year. So we think more than 50%, probably close to 60%, is tied to contract penetration.

The remaining 40% has to do with the recruitment and conversion of new members. We announce them all the time, and have this year, and we also monitor utilization data. We know it may normalize longer term, but it continues to grow on an inpatient basis at about 2%, and outpatient about 4%. Those are really the three things that we think are driving it.

Jamie Stockton - Wells Fargo Securities - Analyst

Okay. That’s great.

And then one other question. The spec pharmacy and direct sourcing businesses, there is a moderation of growth there. Craig, I know that you said in your prepared remarks, that was expected. Is there one business that’s moderating more than the other, between those two? Is the price action in the spec pharmacy business driving the slowdown, or is it commodities maybe in the direct sourcing?

Craig McKasson - Premier, Inc. - CFO

Yes, I’d really say, Jamie, that both businesses are moderating, as we would have expected and planned. From a percentage moderation perspective, because direct sourcing was a newer business, and not as established as specialty pharmacy, that growth is moderated more, is what I would say, as it’s ramped up now, but overall, there’s not a particular factor or item that’s causing one to moderate more than the other. It’s just that, as we’ve continued to ramp them up into the membership, they’re now going to grow at that 16% to 19% is what we guided for 2016, which is in that 15% to 20% range for the product businesses, that we have said was longer term what we anticipated and expected from that part of our business.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Jamie Stockton - Wells Fargo Securities - Analyst

Okay. Thank you very much.

Operator

Thank you. Our next question is coming from Nicholas Jansen.

Nicholas Jansen - Raymond James - Analyst

Just two questions. First on the contribution, the EBITDA contribution for the deals for fiscal 2016, just want to get your thoughts on return thresholds. Obviously $465 million of capital outlays, a large number, I think it’s your largest amount of deal activity since you’ve gone public, and the $8 million of EBITDA being brought in, initially, obviously is a smaller number than what you expected to build over time. But just wanted to get a better sense of the return thresholds that you’re trying to think about here with the capital outlay? Thanks.

Craig McKasson - Premier, Inc. - CFO

Sure, Nick. This is Craig. So what we’ve talked about before, in terms of our capital deployment process, is that we have a capital plan in place with our Board that we review, that really has three legs to the stool that we consider in terms of strategic fit, financial fit and execution or alignment capability.

From a financial return perspective within that capital plan, our expectation and intention is that we will deliver a return on invested capital of 7% within two to three years post acquisition. Both of these acquisitions meet the return on invested capital expectation that we have, based on the assumptions and the integration of those assets, once we put them into place. And also, as we highlighted, both of them are accretive in the year of acquisition, so immediately in 2016, they will be accretive and not dilutive to the business, which is another one of the criteria that we manage too from a capital plan perspective.

Nicholas Jansen - Raymond James - Analyst

That’s helpful color.

And then secondly on just the quarter itself, nice job, very strong net admin fees, particularly in context of the pull forward that you mentioned last quarter. Just wanted to get a better sense of gross margins.

I know there’s a lot of moving parts here. Certainly as you look at it on a segment by segment, a consolidated basis, but I would have thought that absolute gross profit dollars might have been up a little bit sequentially in context of the revenue growth, and just was wondering to get a better understanding of maybe some of the margin puts and takes on the growth side?

Thanks.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

Yes, the real impact on gross margins in the business was in the product side of our business. As I articulated in my comments, we did see some pressure on gross margins in the specialty pharmacy arena, as a result of the continued fast growth we’ve seen in hepatitis C and oncology drugs, which do carry a lower gross margin than many of the other disease states and therapies that we cover. And then, from the direct sourcing business, as I mentioned, we do have a couple of commercial contracts where they’re tied to commodity indices in terms of the pricing, that lagged by a couple of quarters.

Commodity prices were at a very low point back at the beginning of the calendar year. The impact of that on gross margins was really reflected in our fourth quarter. As we had lower revenue but as commodity prices came up, the manufacturing costs for current products were at a higher pace, which compressed our margins in the particular quarter. We would anticipate that to normalize and correct itself as we move forward.

Nicholas Jansen - Raymond James - Analyst

Makes sense. Thanks.

Operator

Thank you. Our next question is coming from Donald Hooker.

Donald Hooker - KeyBanc Capital Markets - Analyst

Good afternoon.

In one of the prior questions you had mentioned, I think, 60% of -- something about 60% of the GPO performance was related to compliance. I’m not sure I picked that up.

But that dovetails into my question, as well, because regarding this PremierConnect Supply Chain, and I guess with Aperek and some of the other acquisitions, can you talk about how this is impacting sort of compliance, when that starts to drive compliance from net admin fees for the GPO?

Susan DeVore - Premier, Inc. - President & CEO

Mike, why don’t you talk about that, Aperek and PremierConnect Supply Chain?

Mike Alkire - Premier, Inc. - COO

Sure, so on the Aperek, we’re in the midst of implementing a couple of pretty significant customers. So I think once those implementations are completed, you’ll see, obviously, the opportunity for contract compliance to grow. So I would suggest to you that would probably be end of second quarter, earlier third quarter.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President & CEO

One of the things that was behind the Healthcare Insights acquisition was the budgeting and forecasting capability that we get that we can connect to Aperek and connect to PremierConnect Supply Chain. And once you have end-to-end procurement capability, you can see everything off contract, everything on contract in real-time, and you have a much better ability to continue to drive compliance. So that is part of the strategic intent. We’ve just got to get through the implementation cycles on those analytics capabilities.

Donald Hooker - KeyBanc Capital Markets - Analyst

Okay. So it seems that your GPO revenue outlook is a 4%, I think I picked up, sounds like that might — there might be some upside to that, to the extent that you can really drive compliance, or is that built in there?

Craig McKasson - Premier, Inc. - CFO

The guidance we provided was mid-single digit. But, yes, I would say a couple of factors that could influence that positively are utilization trends, obviously, if those were to continue to accelerate or improve. And then we are always focused on driving contract penetration and expanding contract categories within our GPO, to our members. So to the extent we have good success in those two strategic initiatives, yes, there could be positive upside to the mid-single digit guidance that we provided.

Donald Hooker - KeyBanc Capital Markets - Analyst

Okay. And one last question.

In terms of the collaboratives, I think you called out that there was a pretty good growth in collaboratives. Can you remind us, to the extent, particularly around the bundled collaborative and the ACO collaborative, to what extent are members of those collaboratives mandated to buy technologies? Is that a driver of technology adoption, or is that — how does the economics work there with those collaborative?

Susan DeVore - Premier, Inc. - President & CEO

So for our Quest collaborative, which is focused on value based purchasing, cost and quality metrics, the members in that collaborative do use our technology and that’s a part of that collaborative. For the bundled payment collaborative, they pay actually a separate subscription-based fee to participate in the collaborative, so it has its own revenue stream.

And then we use our other existing technologies and advisory services, but we sell them on a one by one basis, depending on the needs of the member. For the ACO collaborative, it’s the same way. We have a separate subscription-based collaborative fee that they pay to participate, and then we sell our technologies or advisory services customized to the individual needs of the participant.

Donald Hooker - KeyBanc Capital Markets - Analyst

Okay. That’s interesting. Thank you.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Operator

Thank you. Our next question is coming from Michael Cherny.

Elizabeth Anderson - Evercore - Analyst

This is actually Elizabeth Anderson in for Michael today. I was just wondering if you could go over some of what you think the biggest puts and takes are going to be, regarding achieving the low or the high end of your guidance range for fiscal 2016?

Craig McKasson - Premier, Inc. - CFO

Sure. So obviously there are a lot of factors that influence a guidance range to the positive or negative side, but broadly speaking, what I would say is given that our GPO represents approximately half of our business, to the extent that, as I just mentioned, utilization trends continue to be positive across the industry, would lend us to the higher side of the guidance range there. To the extent that utilization was on the lower end, it could go the other way.

From a contract penetration perspective, similarly, that could impact that. From a products revenue growth business, we had very strong growth, as we discussed in 2015. We are expecting the more normalized growth in 2016. That could be impacted by a competitive pricing environment in the direct sourcing or in the specialty pharmacy business, in terms of payer reimbursement levels. Obviously, our objective is to continue to drive additional member penetration in those businesses, which could lead us to the higher end of the range.

And then, from a performance services segment perspective, certainly, the performance of the new acquisitions that we’ve announced will play a factor in terms of 2016 performance. The more quickly that we integrate and actually put together the integrated capabilities and offerings that business will complement with our existing assets will allow us to potentially outperform and get to the higher end of our guidance range. Overall, what I would say is we have a number of different levers that we can pull to drive the business, and at any time, we can leverage and pull different levers, in terms of ensuring that we’re achieving the growth of the business. And what makes us very confident in our ability to grow the business is our highly differentiated model, which mitigates from a risk standpoint.

Susan often talks about this, but to the extent that the industry gets under pressure from a cost perspective, it enables a lot of our resources on the performance services side, as an example, to drive cost reduction opportunities for our members. So generally speaking, patient utilization trends would be the key driver that would impact the supply chain services business. From a GPO standpoint, pricing would impact our products businesses, and then the ability to drive the acquisitions and the integrations of our new assets is what will enable us to really drive performance on the performance services side.

Elizabeth Anderson - Evercore - Analyst

Great. That was really helpful.

Just one follow-up. How do you think about the pacing of the ramp-up of new GPO customers, given, obviously, you’ve had a pretty high retention rate, but also a number of new wins. I just wanted to get a little bit more color on that.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Mike Alkire - Premier, Inc. - COO

I think those are progressing as expected. We are leveraging some of the benefit of some of the acquisitions, especially Aperek, to help with the uptake on some of those contracts. So I think, as expected.

Craig McKasson - Premier, Inc. - CFO

And the only thing I would add to that is we have a very focused and dedicated approach to actually going into a new member, to drive contract penetration. We routinely, through our field, monitor the conversion and uptake to the agreements in all attempts to really accelerate the big migration and shift in the 90 to 120 days post acquisition of that customer.

Elizabeth Anderson - Evercore - Analyst

Okay. Perfect. Thank you so much.

Operator

Thank you. Our next question is coming from Garen Sarafian.

Allen Lutz - Citigroup - Analyst

This is Allen in for Garen.

So inpatient utilization is growing basically by about 2%, you said. So how much longer do you expect to see that type of growth, and then what are your expectations longer term?

Susan DeVore - Premier, Inc. - President & CEO

It’s a great question.

Not sure anybody has the full answer to that question, but I guess what I would say is that we think the Affordable Care Act, and the usage of healthcare systems by newly-covered people is part of what’s driving it. We think there will be continuing pressure to move the utilization to the most cost-efficient setting, and that’s why the ambulatory part of our business is equally as important as the acute care part of our business, so we want to cover it either way, no matter where it moves.

But I guess I would say that we expect it to continue to normalize with the pressure on the cost equation. That creates other opportunities for our technologies, and our advisory services. But I don’t have a crystal ball about how the exact timing of that will work out.

Allen Lutz - Citigroup - Analyst

Got it. Thanks.

Operator

Thank you. Our next question is coming from Richard Close.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Richard Close - Canaccord Genuity - Analyst

Quick question on the visibility that you talked about. I think you said $1 billion is under contract, and that works out to 86% to 88% of your revenue guide. If we look at last year, I think you were at around 90% to 93%. I know you’re not including the revenue associated with the two acquisitions, CECity and Healthcare Insights. Did you include TheraDoc and Aperek last year in that calculation? Just want to know what the difference is there.

Craig McKasson - Premier, Inc. - CFO

It would not have -- I don’t believe it would have included TheraDoc and Aperek at that point in time. But if you exclude the -- if you were to factor in the CECity and Healthcare Insights acquisitions, our visibility is comparable and consistent with where it was in the prior year.

Richard Close - Canaccord Genuity - Analyst

Okay. I’ll take a look at that. And then second question, just on CECity and Healthcare Insights, can you talk a little bit about the historical growth rates in that business, in those businesses, and whether you see an acceleration, once you get these integrated into your offering?

Craig McKasson - Premier, Inc. - CFO

Yes. So we talked with many of the analyst community on the heels of the announcement of CECity, a few weeks back. We will be publishing audited financial statements for CECity in the next 75 days post-close, as required by the SEC, and that will show the historical performance. What I would say relative to these businesses, and particularly CECity, is significant recent growth.

When you think about how well-positioned that asset is from a market perspective, when you think about the PQRS reporting that’s required to Medicare, et cetera, so their revenue’s been ramping and increasing significantly. And we believe that there’s opportunities for that to continue to do so, moving forward.

Healthcare Insights has had consistent, steady growth, but an opportunity to accelerate and expand that, with the opportunity to pursue in our channel. And with the integration and linkage to our Aperek PremierConnect Supply Chain capability.

Richard Close - Canaccord Genuity - Analyst

All right. Thank you.

Operator

Thank you. Our last question is coming from Gene Mannheimer.

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Fiscal 2015 Fourth Quarter Conference Call Transcript

Gene Mannheimer - Topeka Capital Markets, LLC - Analyst

Nice quarter and finish to your fiscal year. I wanted to try and follow on to the last question. On CECity, I realize you’re limited in what you can talk about right now, but were you able to break out for us the components of revenue into continuing education, versus performance improvement, versus the data resource business? Thank you.

Craig McKasson - Premier, Inc. - CFO

Yes.

So while we’re not breaking out individual components, the number-one component is the reporting and the performance improvement capabilities at this point in time, with the continuing education being number two, and the research capabilities of the business being number three. As we think about the business moving forward, we believe that the research opportunities have the ability to substantially grow, and actually likely switch places with the continuing education, where that could likely become the number three component, when you think about them in size and scale. That’s how we think about the business today.

Gene Mannheimer - Topeka Capital Markets, LLC - Analyst

Okay. Thank you.

Susan DeVore - Premier, Inc. - President & CEO

Thank you. Okay. That’s the last call, Joe?

Operator

Thank you. That was the last question. I’d like to turn it back to Susan for any final or closing remarks.

Susan DeVore - Premier, Inc. - President & CEO

Okay. Well, thank you all for spending time with us today. Fiscal 2015 was a great year for Premier, and we expect continued growth and a great year for fiscal 2016. We’re looking forward to our Investor Day in New York on October 6, and we expect to see and talk to many of you before then. Thank you so much, and operator, you may now close the call.

Operator

Thank you. Ladies and gentlemen, on behalf of Premier, we’d like to thank you for your participation. You may now disconnect, and have a wonderful day.